Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CLIMB GLOBAL SOLUTIONS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Climb Global Solutions, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST:         The name of the Corporation is: Climb Global Solutions, Inc.

SECOND:         This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 21, 1995, as amended by a certificate of amendment filed with the Secretary of State of Delaware on August 21, 2006 and as amended by a certificate of amendment filed with the Secretary of State of Delaware on October 25, 2022 (the “Certificate of Incorporation”).

THIRD:         Article IV, Section 1 of the Certificate of Incorporation, is hereby amended to read in its entirety as follows:

“Section 1. The aggregate number of shares of all classes of capital stock which the Corporation is authorized to issue is 40,010,000 shares, of which: (i) 10,000 shares shall be preferred stock, par value $.01 per share (hereinafter referred to as the “Preferred Stock”); and (ii) 40,000,000 shares shall be common stock, par value $.01 per share (hereinafter referred to as the “Common Stock”).

At the Effective Time, each share of Common Stock issued as of immediately prior to the Effective Time shall be automatically subdivided and reclassified into four (4) validly issued, fully paid and non-assessable shares of Common Stock, par value $.01 per share, without any further action by the Corporation or the holder thereof.”

FOURTH:         Article IV, Section 2(B)(1) of the Certificate of Incorporation, is hereby amended to read in its entirety as follows:

“1.         Designation and Amount. The authorized number of shares of Common Stock shall be 40,000,000.”

FIFTH:         This Certificate of Amendment shall become effective at 4:01 p.m. Eastern Time on March 20, 2026 (the “Effective Time”).

SIXTH:         The foregoing amendments to the Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the DGCL. The foregoing amendments to the Certificate of Incorporation were approved and adopted by the Board of Directors of the Corporation in accordance with Section 242(d)(1) of the DGCL and were limited to changes expressly authorized by Section 242(d)(1) of the DGCL without action by the stockholders.

SEVENTH:         All other provisions of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation as of the 20th day of March, 2026.

CLIMB GLOBAL SOLUTIONS, INC.,
a Delaware corporation

By:	/s/ Dale Foster
Name:	Dale Foster
Title:	Chief Executive Officer